Exhibit 10.10

SECOND AMENDMENT TO LEASE

     This SECOND AMENDMENT TO LEASE (this “Amendment ”) is made and entered into as of December 17, 2004, by and between WB AIRPORT TECHNOLOGY, L.L.C., a Delaware limited liability company (“Landlord”), and MACROVISION CORPORATION, a Delaware corporation (“Tenant”), for the premises located at 2830 De La Cruz Boulevard, Santa Clara, California.

RECITALS

      A.      Landlord and Tenant entered into that certain Lease dated August 2, 2001 (as amended by that certain First Amendment To Lease, dated as of December 5, 2003, by and between Landlord and Tenant, and as amended hereby, the “Lease ”);

      B.      Landlord and Tenant now desire to amend the Lease in accordance with the terms hereof.

AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.      Recitals. The foregoing recitals are incorporated herein by this reference.

     2.      Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Lease.

     3.      Effective Date. The effective date of this Amendment shall be February 1, 2005 (the “Effective Date”).

     4.      Modification of Lease. As of the Effective Date, the Lease is hereby modified and amended as follows:

          (a)      Section 1.1 is hereby deleted in its entirety and replaced with the following:

          “1.1      Commencement Date. The term of this Lease shall commence on the Commencement Date and shall expire on January 31, 2017, unless sooner terminated as hereinafter provided or extended as provided in Article 52.”

          (b)      The second sentence of Section 3.1 is hereby deleted in its entirety and replaced with the following:

          “Tenant shall pay the first month’s Base Rent on the date Tenant executes this Lease and shall continue to pay the Base Rent on the first day of each month thereafter (subject to adjustment as hereinafter provided) as follows:

Months of Term	Base Rent/Per Month
1-12	$195,266.25
13-24	$203,076.90
25-36	$211,199.98
37-48	$219,647.98
49-60	$228,433.89
61-72	$237,571.25
73-84	$247,074.10
85-96	$256,957.06
97-108	$267,235.35
109-120	$277,924.76
121-181	The greater of FMV (as hereinafter defined) or $69,428.00

          Landlord shall, during the 116th and/or 117th month of the Lease Term, (y) make its determination of FMV for months 121-181 above and (z) deliver notice of such determination to Tenant. For purposes of this Section 3.1, the “FMV” shall be the fair market rental value for comparable properties in the Santa Clara area, as determined by Landlord in its reasonable discretion. Tenant may object to Landlord’s determination of FMV only by providing written notice of such objection to Landlord within ten (10) days of Tenant’s receipt of notice of Landlord’s determination of FMV. If Tenant fails to object to Landlord’s determination of FMV within such ten (10) day period, Landlord’s determination of FMV shall be conclusive and binding and Tenant shall have waived any right to object to same. In the event that Tenant objects to Landlord’ determination of FMV, the FMV shall be determined by arbitration before a panel of three (3) arbitrators in Santa Clara County, California, in accordance with the then existing Rules for Commercial Arbitration of the American Arbitration Association, or its successor. The arbitrators shall be commercial real estate brokers with at least ten (10) years experience in the commercial real estate market. The Landlord and Tenant shall each select one broker. The two brokers selected by Landlord and Tenant shall agree upon a third broker. Judgment by the panel shall be final and binding on the parties. If the actual FMV of the Premises as determined by the panel is greater than Landlord’s determination or differs from Landlord’s determination of FMV by five percent (5%) or less, the costs of arbitration pursuant to this Article shall be paid by Tenant. If the actual FMV of the Premises as determined by the panel differs from Landlord’s determination of FMV by greater than five (5%), the costs of arbitration shall be paid by Landlord. Notwithstanding the foregoing, in no event shall the Base Rent during the Extension Term be less than the Base Rent during the Lease Term. Landlord and Tenant intend this arbitration procedure to be a valid, enforceable and irrevocable agreement.”

     5.      Cross-Default. If Tenant occupies any other space in the Project (the “Other Premises”, provided that the Premises and the Other Premises are both owned by Landlord at the time of the default), whether by lease, sublease or assignment (in any case, an “Occupancy Agreement”), the occurrence of an Event of Default under the Lease shall also be a default or event of default under the Occupancy Agreement and a default or event of default under such Occupancy Agreement shall be an Event of Default under the Lease.

     6.      Express Changes Only. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

     7.      Brokers. (a) Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment or the Lease, except Edward Grammens, David Polatnick, and Jay Seiden of Newmark Pacific, Inc. (“Tenant’s Broker”), whose commission shall be payable by Landlord pursuant to a separate written agreement and as set forth in Section 7(b) below. If at any time during the Lease Term the Premises are sold, then upon such sale and upon purchaser’s assumption of Landlord’s obligations under this Lease, such purchaser shall be automatically deemed to have assumed the obligations set forth in this Section 7 to pay to Tenant’s Broker and Landlord’s Broker any commissions due to Tenant’s Broker or Landlord’s Broker under this Section 7, and upon such sale and assumption WB Airport Technology, L.L.C., purchaser of the Premises), shall be released from any and all liability to pay such commissions. Landlord warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment or the Lease, except Craig Fordyce and Michael Rosendin of Colliers International (“Landlord’s Broker ”), whose commission shall be payable by Landlord. Tenant and Landlord warrant to each other that neither party knows of any other real estate broker or agent who is or might be entitled to a commission in connection with this Amendment or the Lease. If Tenant has dealt with any other person or real estate broker with respect to leasing or renting space in the Project, Tenant shall be solely responsible for the payment of any fee due said person or firm and Tenant shall hold Landlord free and harmless against any liability in respect thereto, including reasonable attorneys’ fees and costs. If Landlord has dealt with any other person or real estate to leasing or renting space in the Project, Landlord shall be solely responsible for the payment of any fee due said person or firm and Landlord shall hold Tenant free and harmless against any liability in respect thereto, including reasonable attorneys’ fees and costs.

     (b)      If, in connection with the determination of the FMV Base Rent pursuant to Section 3.1 of the Lease (as amended by Section 4(b) hereinabove), for months 121-181 of the Lease Term, the final determination of FMV Base Rent is greater than $69,428.00 per month, Landlord and Tenant agree that Landlord shall pay to Tenant’s Broker on or before the 1st day of month 122 of the Lease Term an amount equal to the product of (i) three percent (.03) multiplied by (ii) the positive difference between (y) $4,165,680 and (z) the cumulative FMV Base Rent for months 121-181 of the Lease Term. Notwithstanding the foregoing, Landlord shall not be required to pay any such amount to Tenant’s Broker if, at the time such payment is due, an uncured Event of Default has occurred or is occurring under the Lease, provided that if the Event of Default is cured pursuant to any right to cure, if any, provided for hen Tenant’s Broker shall be paid the commission then due and owing. Landlord and Tenant hereby acknowledge and agree that Tenant’s Broker shall be an intended third party beneficiary of this Section 7.

     (c)      If, in connection with the determination of the FMV Base Rent pursuant to Section 3.1 of the Lease (as amended by Section 4(b) hereinabove), for months 121-181 of the Lease Term, the final determination of FMV Base Rent is greater than $69,428.00 per month, Landlord and Tenant agree that Landlord shall pay to Landlord’s Broker on or before the 1st day of month 122 of the Lease Term an amount equal to the product of (i) two and one-half percent (.025) multiplied by (ii) the positive difference between (y) $4,165,680 and (z) the cumulative FMV Base Rent for months 121-181 of the Lease Term. Notwithstanding the foregoing, Landlord shall not be required to pay any such amount to Landlord’s Broker if, at the time such payment is due, an uncured Event of Default has occurred or is occurring under the Lease, provided that if the Event of Default is cured pursuant to any right to cure, if a ed for herein, then Landlord’s Broker shall be paid the commission then due and owing. Landlord and Tenant hereby acknowledge and agree that Landlord’s Broker shall be an intended third party beneficiary of this Section 7.

     8.      Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all such counterparts together,

shall constitute one and the same instrument. The execution of facsimiles of this Amendment shall be binding on the parties hereto.

     9.      Governing Law. The validity and effect of this Amendment shall be governed by and construed in accordance with the laws of the State of California.

     10.      Entire Agreement. There are and were no oral or written representations, warranties, understandings, stipulations, agreements, or promises made by either party, or by any agent, employee, or other representative of either party, pertaining to the subject matter of this Amendment which have not been incorporated into this Amendment. This Amendment shall not be modified, changed, terminated, amended, superseded, waived, or extended except by a written instrument executed by the parties hereto.

     11.      Attorneys’ Fees. In the event that either party hereto brings any action or files any proceedings in connection with the enforcement of its respective rights under this Amendment or as a consequence of any breach by the other party hereto of its obligations hereunder, the prevailing party in such action or proceeding shall be entitled to have all of its attorneys’ fees and out-of-pocket expenditures paid by the losing party.

     12.      WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AMENDMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AMENDMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LANDLORD:

WB AIRPORT TECHNOLOGY, L.L.C., a Delaware limited liability company

By:	/s/ Scott R. Fitzgerald
Name:	Scott R. Fitzgerald
Its:	Vice-President

TENANT:

MACROVISION CORPORATION, a Delaware corporation

By:	/s/ William A. Krepick
Name:	William A. Krepick
Its:	CEO

NEWMARK PACIFIC, INC.
hereby executes this Amendment to acknowledge and
agree that it is an intended third party beneficiary
of Section 7 only of this Amendment.

By:	/s/ Monica Finnegan
Name:	Monica Finnegan
Its:	Managing Principal

COLLIERS INTERNATIONAL
hereby executes this Amendment to acknowledge and
agree that it is an intended third party beneficiary
of Section 7 only of this Amendment.

By:	/s/ Craig L. Fordyce
Name:	Craig L. Fordyce
Its:	Senior Vice President